As filed with the Securities and Exchange Commission on June 29, 2010

Registration No. 333-162505

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2423556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Rayovac Drive
Madison, Wisconsin 53711
(608) 275-3340
 (Address, including zip code, and telephone number,
including area code, of Registrants’ principal executive offices)
_______________

Spectrum Brands, Inc. 2009 Incentive Plan
(Full title of the plan)
_______________

John T. Wilson, Esq.
Senior Vice President, Secretary and General Counsel
Spectrum Brands Holdings, Inc.
2520 Northwinds Parkway, Ste 550
Alpharetta, GA 30009
(770) 360-5271
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-162505) (the “Registration Statement”) of Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), which was filed with the Securities and Exchange Commission on October 15, 2009. The Registration Statement was filed in connection with the registration of 3,333,333 shares of common stock, par value $0.01 per share (“Spectrum Common Stock”), of Spectrum.

On February 9, 2010, Spectrum entered into the Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Russell Hobbs, Inc., a Delaware corporation, Spectrum Brands Holdings, Inc., a Delaware corporation (“Holdings”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Holdings and Grill Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Holdings.

On June 16, 2010, upon the consummation of the transactions contemplated by the Merger Agreement (the “Effective Time”), among other things, each share of Spectrum Common Stock was canceled and converted into the right to receive one share of common stock of Holdings.

As a result of the foregoing, Spectrum has terminated all offerings of Spectrum Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by Spectrum in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Spectrum Common Stock which remain unsold at the termination of the offering, Spectrum hereby removes from registration all shares of Spectrum Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 29, 2010.

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel